Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (the “Separation Agreement”) is made and entered into by and between David Moskowitz (“Employee”) and Unigene Laboratories, Inc. (“Unigene” or the “Company”).

RECITALS

WHEREAS, Employee has notified the Company that he has decided to terminate his employment, effective April 3, 2012; and

WHEREAS, Unigene and Employee wish to confirm the terms of Employee’s separation from employment, and to settle, release and discharge with prejudice, any and all claims, causes of action or disputes Employee has or may have against any of the Released Parties (defined in Paragraph 3(a) below), including but not limited to those arising and/or which may be arising out of his employment with the Company and his separation from that employment.

NOW, THEREFORE, Unigene and Employee understand and agree as follows:

1.	Separation of Employment.

(a)          Employee acknowledges that he will be completely separated from Unigene and his employment ended as April 3, 2012 (the “Separation Date”).  Except as expressly provided by this Separation Agreement or otherwise required by law, any and all duties or obligations of Unigene pursuant to Employee’s employment and/or separation from that employment, whether by written agreement or otherwise, will be and are completely extinguished as of his Separation Date.

(b)           Likewise, all of Employee’s duties and obligations to Unigene will be and are extinguished as of his Separation Date, except as otherwise provided by law.

2.	Acknowledgment of Receipt of Previous Pay and Benefits; Payment of Allowable Business Expenses; Termination of Stock Options; No Other Amounts Due and Owing.

(a)         Employee represents and warrants that he has reported to Unigene all of his hours worked as of his Separation Date.  He further acknowledges, understands and agrees that, as of the date he executes this Separation Agreement, he has: (i) been paid and received full compensation, less all applicable federal, state and local employment and income taxes and other required or elected withholdings, for all accrued wages and other earnings due to him in connection with his work for the Company; and (ii) been paid in full, at his regular base salary rate, for all accrued, unused vacation days existing under any Unigene policy or practice in his vacation bank as of his Separation Date (a total of zero (0) days.

(b)         Employee understands that he will receive payment for all reimbursable travel and other reasonable business expenses under Unigene’s polices or practices, provided that he submits appropriate, written vouchers and receipts for the same to the Company later than April 30, 2012.   All such reimbursements shall be made promptly and in all events no later than the end of the taxable year following the year in which the expense was incurred.

(c)         Employee represents and warrants that he has incurred no work-related injuries and, to the best of his knowledge, has contracted no known occupational diseases.  He acknowledges and agrees that he has previously been provided all family, medical and disability leave and other benefits to which he was ever entitled under federal, state or local family or medical leave and disability accommodations laws, including any rights to reinstatement upon the conclusion of any period of leave, if any.

(d)         Employee understands and agrees that, in accordance with the terms of his Employment Agreement, one third of his stock options shall vest immediately and his remaining  unvested options shall immediately terminate

(e)           Employee understands, acknowledges and agrees that except as provided in this Separation Agreement, he will not be entitled to any payment or other benefit from the Released Parties, and the Released Parties shall never be required to make any further payment or provide any further benefit, for any reason whatsoever, to him or any person regarding any claim, right or status he may have arising on or before the Effective Date of this Separation Agreement (as defined in Paragraph 16(f), below).

3.	Release of Claims and Covenant Not to Sue.

(a)          In exchange for Unigene providing Employee with the payments and other benefits described within this Separation Agreement, Employee on behalf of himself, his heirs, executors, personal representatives, administrators, agents and assigns, forever waives, releases, gives up and discharges all waivable claims against Unigene, its parent, subsidiaries, and other related or affiliated corporations, their employee benefit plans and trustees, fiduciaries, administrators and parties-in-interest of those plans, and all of their past and present employees, managers, directors, officers, administrators, shareholders, members, agents, attorneys, insurers, re-insurers and contractors acting in any capacity whatsoever, and all of their respective predecessors, heirs, personal representatives, successors and assigns (collectively, the “Released Parties” as used throughout this Separation Agreement), whether accrued or unaccrued, liquidated or contingent, and now known or unknown, based on, related to, or arising from any event that has occurred before he signs this Separation Agreement and based upon, related to or arising out of or concerning his employment with Unigene, the termination of his employment by Unigene, the terms, benefits and attributes of his employment with Unigene, and any and all violations and/or alleged violations of federal, state or local fair employment practices or laws by any of the Released Parties for any reason and under any legal theory whatsoever including but not limited to the Title VII of the Civil Rights Act of 1964, 42 U.S.C. 2000(e), et seq. (“Title VII”), the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (“ADEA”), the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), et seq. (“OWBPA”), the Americans With Disabilities Act, 42 U.S.C. §12101, et seq. (“ADA”),  the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq. (“WARN”), the Occupational Safety and Health Act, 29 U.S.C. 651, et seq. (“OSHA”), the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988, the Lilly Ledbetter Fair Pay Act of 2009, H.R. 11 (“Fair Pay Act”), the Fair Credit Reporting Act, 15 U.S.C. 1681, et seq. (“FCRA”), the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq. (“FMLA”), the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001, et seq. (“ERISA”), the Equal Pay Act of 1963, as amended, 29 U.S.C. § 206, et seq. (“EPA”), the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. § 1161, et seq. (“COBRA”), the retaliation provisions of the Fair Labor Standards Act, 29 U.S.C. § 215(a)(3), et seq. (“FLSA”), the New Jersey Discrimination in Wages Law, N.J.S.A. 34:11-56.2, et seq., the New Jersey Law Against Discrimination, N.J.S.A. 10:5-12, et seq. (“NJLAD”), the New Jersey Family Leave Act, N.J.S.A. 34:11B-1, et seq. (“NJFLA”), the New Jersey Temporary Disability Benefits and Family Leave Insurance Law, N.J.S.A. 43:21-25, et seq., the New Jersey Civil Rights Act, N.J.S.A. 10:6-1, et seq. (“NJCRA”), the New Jersey Fair Credit Reporting Act, N.J.S.A. 56:-28, et seq. (“NJFCRA”), the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1, et seq. (“CEPA”), the New Jersey Millville Dallas Airmotive Plant Job Loss Act, N.J.S.A. 34:21-1, et seq., the retaliation provisions of the New Jersey Wage and Hour Law, N.J.S.A. 34:11-56a, et seq., the retaliation provisions of the New Jersey Workers’ Compensation Act, N.J.S.A. 34:15-1, et seq., and all other federal, state and local regulations, rules, ordinances or orders, as they may be amended.  He also forever waives, releases, discharges and gives up all claims, whether accrued or unaccrued, liquidated or contingent, real or perceived, and known or unknown, and all claims for breach of implied or express contract, breach of promise, breach of the covenant of good faith and fair dealing, misrepresentation, negligence, fraud, estoppel, defamation, intentional infliction of emotional distress, violation of public policy, wrongful, retaliatory or constructive discharge, or any other claim or tort arising under any federal, state, or local law, regulation, ordinance or judicial decision and/or under the United States and New Jersey Constitutions.

(b)           Employee understands that the laws described above give him important remedies that relate to claims that he has or may have arising out of or in connection with his employment and/or separation from employment with Unigene and acknowledges and agrees that he freely and voluntarily give up those remedies and claims.  By signing this Separation Agreement, he also acknowledges and agrees that his waivers and releases expressly include a waiver of all claims existing on or before the Effective Date of this Separation Agreement which he knows about and those claims which he may not know about, and specifically includes an unconditional waiver of the right to proceed with any discovery concerning any such claim in any future litigation with any Released Party, if any.  Further, Employee understands, acknowledges and agrees that his waivers and releases under this Separation Agreement include any and all claims for attorneys’ fees or other fees or costs incurred for any reason.

(c)           Employee warrants that he does not have any complaint, charge or grievance against any Released Party pending before any federal, state or local court or administrative agency or arbitration panel.  He further agrees not to file a lawsuit against any of the Released Parties in any court of the United States or any state or local governmental subdivision thereof, or with any arbitration panel, concerning any claim, demand, issue or cause of action covered by this Separation Agreement.  Should Employee file a lawsuit with any court or arbitration panel concerning any claim, demand, issue or cause of action waived through this Separation Agreement and not specifically excluded as described in Section 4 and its subparagraphs below, he agrees that he will be responsible to pay the legal fees and costs incurred by the Released Parties in defending any claims which are determined to be barred by this Separation Agreement.  Further, he agrees that nothing in this Separation Agreement shall limit the right of a court, tribunal or arbitration panel to determine, in its sole discretion, that the Released Parties are entitled to restitution, recoupment or set off of any monies paid to him under this Separation Agreement should the release of any claims in this Separation Agreement subsequently be found to be invalid.

4.	Exclusions from Release of Claims and Covenant Not to Sue.

(a)          Employee understands and agrees that nothing in this Separation Agreement limits his right to bring an action to enforce the terms of this Separation Agreement.

(b)          Employee understands and agrees that the Release contained in Section 3 and its subparagraphs above does not include a waiver of any claims which cannot be waived by law, or any accrued, vested rights he may have in any existing Company tax-qualified retirement plan or other benefit plans in accordance with the terms of such plans and applicable law.  Furthermore, he understands that nothing in this Separation Agreement will preclude him from purchasing continuation health benefits coverage under the Company’s group healthcare plans, to the extent he is otherwise eligible and for the period provided by law under COBRA and/or any similar state law and that he will be provided with continuation health benefits coverage information under separate cover letter following his Separation Date.

(c)          Employee understands and agrees that this Separation Agreement does not limit his right to bring an action to contest the validity of the release he has signed under the ADEA or the OWBPA.

(d)          Employee understands and agrees that nothing in this Separation Agreement prevents him from filing, cooperating with, or participating in any proceeding before the United States Equal Employment Opportunity Commission (“EEOC”) or any similar state or local fair employment practices agency.  However, Employee expressly waives his right to any individual monetary award, injunctive relief, or other recovery should any federal, state or local administrative agency pursue any claims on his behalf arising out of or relating to his employment with and/or separation from employment from any Released Party.  This means that by signing this Separation Agreement, Employee will have waived any right he had to bring a lawsuit or obtain an individual recovery if an administrative agency pursues a claim against any of the Released Parties based on any actions taken by any of them up to the date he signs this Separation Agreement and, should he be awarded money damages or any other remuneration or relief, he hereby unconditionally assigns to the Company any right or interest he may have to receive the same.

(e)          Employee understands and agrees that nothing in this Separation Agreement prohibits him from filing a claim to collect any benefits available to him under the New Jersey Unemployment Compensation Law, or from collecting any award of benefits granted to him in accordance with that law, following his Separation Date.

5.	Non-Admission of Liability.

Employee acknowledges and agrees that this Separation Agreement shall not in any way be construed as an admission that any of the Released Parties owe him any money or have acted wrongfully, unlawfully, or unfairly in any way towards him.  In fact, Employee understands that the Released Parties specifically deny that they have violated any federal, state or local law or ordinance, or any right or obligation that they owe or might have owed to him at any time, and maintain that they have at all times treated him in a fair, lawful, non-discriminatory and non-retaliatory manner.

6.	Payments and Other Benefits to be Provided to Employee in Exchange for his Release.

(a)           In exchange for and in consideration of Employee’s promises set forth in this Separation Agreement, and contingent upon Unigene’s receipt of a signed, unrevoked and effective original of this Separation Agreement in accordance with the provisions of Section 16 below, Unigene agrees to provide the following payments and other benefits to Employee on behalf of all Released Parties:

(i)           Unigene will pay Employee the total gross amount of ninety six thousand Dollars ($96,000), which amount is the equivalent of four (4) months of Employee’s base salary in effect as of his Separation Date (the “Severance Amount”).   The Severance Amount shall be paid in equal installments as a continuation of salary, with the first installment being tendered on Unigene’s first regularly-scheduled paydate which occurs at least ten (10) calendar days following the Effective Date of this Agreement and subsequent installments being tendered thereafter on the Company’s successive, regularly-scheduled paydates until paid in full, with payment of the entire Severance Amount to be fully tendered no later than the end of the taxable year in which Employee’s Separation Date occurs (the “Severance Payments” during the “Severance Period”).

(ii)          To the extent Employee is eligible for and has elected COBRA continuation coverage in accordance with Unigene’s COBRA continuation health coverage policies, Unigene will pay Employee’s full monthly premiums due to purchase COBRA continuation health coverage during the months of April, May, June and July 2012, subject to all required taxes, tax withholdings and other applicable deductions (the “COBRA Subsidy” during the “COBRA Subsidy Period”).

(1)           Notwithstanding the foregoing, Unigene has and will have no obligation to make any payments toward COBRA continuation health coverage for Employee and his dependents extending beyond the COBRA Subsidy Period.

(2)           Employee acknowledges and agrees that the Company’s COBRA Subsidy during the COBRA Subsidy Period will not extend him and/or his eligible dependents’ eligibility for continuation health coverage under COBRA and agrees to hold harmless the Released Parties from any and all claims arising directly or indirectly from the COBRA Subsidy referenced above with the sole exception of claims arising from any failure by the Company to pay the COBRA Subsidy.

(3)           Employee understands and agrees that, after expiration of the COBRA Subsidy Period, he and his eligible dependents will be able to continue to receive the COBRA continuation health coverage for the remainder of the applicable COBRA continuation period permitted by law provided that they remain eligible for and pay the full cost of such coverage in accordance with Unigene’s COBRA continuation health coverage policies; and

(iii)         Upon completion of the full consulting agreement, immediate vesting of one-third of all unvested stock options and all of Executive’s vested stock options will be exercisable by Executive until the earlier of (i) three (3) years following the date of Executive’s termination of employment or (ii) ten (10) years following the grant date of such stock options.

(b)         Employee acknowledges that the Severance Amount, the COBRA Subsidy, and the vesting of the stock options afforded to him through this Separation Agreement constitutes good and adequate consideration in exchange for his promises and releases herein and is in addition to anything of value to which he is presently entitled by virtue of any understandings, agreements or contracts between him and any of the Released Parties, his employment with Unigene and his separation from that employment, and any of the Released Parties’ policies, practices, plans or prior understandings with him including but not limited to compensation, vacation, bonus, severance, on-call, paid time off, commission agreements, incentive compensation plans, equity incentives, stock options, offer letters, employment agreements, or any other fringe benefit plans or policies.

7.	No Reliance upon Verbal Representations.

Employee represents, acknowledges and agrees that no promises, statements or inducements have been made which caused him to sign this Separation Agreement other than those expressly stated in writing within this Separation Agreement.

8.	Consulting for Unigene

In consideration for the payments and benefits set forth in Paragraph 6 above, Employee also agrees to remain available to Unigene up to and through August 3, 2012 to assist Unigene with initiatives relating to the restructuring of the corporate balance sheet.  The Employee’s duties shall include, but not be limited to, at the sole discretion and instruction of Unigene providing Unigene access to potential investors in Unigene, scheduling investor meetings at Unigene’s request, and providing feedback on documents and plans relating to the corporate re-structuring.

9.	Reference-Related Communications.

(a)          Employee agrees that, should he or any prospective employer desire that Unigene engage in any reference-related communications, he will direct such inquiries exclusively to Unigene’s Human Resources Department, for confirmation only of his: (i) dates of employment; (ii) employment position; and (iii) base salary.

(b)          Except with regard to verbal confirmation of his dates of employment, employment position, and base salary by Unigene as expressly set forth above, Employee agrees that the Released Parties will have no obligation to engage in any reference-related communications whatsoever with his past, existing or prospective employers unless compelled by a court order or other legal process.

(c)          Notwithstanding the foregoing, Employee understands and agrees that the Released Parties will remain free to internally communicate, to those with a business need to know, any and all information concerning his employment history with the Company.

10.	Confidentiality of this Separation Agreement.

(a)          Employee agrees to keep the fact, terms and amount of this Separation Agreement completely confidential, and not to disclose such information to anyone other than to his spouse, civil union or legal domestic partner, his attorneys, and his licensed tax and/or professional investment advisors (collectively, Employee’s “Confidants”), all of whom must first be informed by him of, and agree to be bound by, this confidentiality provision. Neither Employee nor his Confidants shall disclose the fact, amount or terms of this Separation Agreement to anyone including, but not limited to, any representative of any print, radio or television media; any past, present or prospective employee of or applicant for employment with the Company; any executive recruiter or “headhunter”; any counsel for any current or former employee of the Company; any other counsel or third party; or the public at large.  Employee acknowledges and agrees that any breach of this provision by his Confidants shall be treated as if he himself disclosed the information and breached this Separation Agreement.

(b)          Should Employee or his Confidants receive or hereinafter be subjected to a subpoena, court order or other compulsory process seeking to compel the disclosure of any of the information described in this Separation Agreement or any other confidential or proprietary business information belonging to the Company, or be requested for the disclosure of same pursuant to an investigation conducted by a governmental agency, Employee shall immediately, within forty-eight (48) hours upon receipt of such process or request, notify Unigene’s General Counsel, in writing, and consent to the Released Parties’ immediate intervention in the matter.   Notwithstanding the foregoing, nothing contained in this Separation Agreement shall preclude Employee from discussing any matter concerning the Company with any governmental regulatory or self-regulatory agency.  Furthermore, Employee agrees that he will cooperate with any governmental regulatory or self-regulatory agency that requests him to provide testimony or information regarding the Company; however his cooperation may not include disclosing the terms of this Separation Agreement.  If Employee is compelled to testify by a validly served subpoena or other compulsory process in any legal proceeding or by regulatory authority, he will testify truthfully as to all matters concerning the Company.

11.	Continuing Obligation Not to Use Any Confidential Information; and Return of All Confidential Information and Other Company Property.

(a)          Employee acknowledge and agree that all confidential and proprietary business information (the “Confidential Information”) belonging to the Company and/or the Released Parties, whether in tangible form or otherwise, including all documents and records, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, and whether or not labeled or identified as confidential and proprietary, made or compiled by him or made available to him during the period of his employment with the Company, is and remains the sole property of the Company and the Released Parties.  As used in this Agreement, “Confidential Information” means, without limitation, all critical business information such as drug products in development, business models, business strategies, product launch plans, CRO relationships, regulatory submissions, technology used by, or the therapeutic focus of, the Company, as well as all clinical, methodologies, standard operating procedures, and technology used by the Company, the therapeutic focus of the Company and strategic and business models, as well as all marketing and certain financial information, valuations, budgets, internal policies and procedures, organization, business plans, analyses, forecasts, billing practices, pricing information and strategies, service offering strategies, marketing plans and ideas, the identities or other information about customers, customer lists, suppliers and business partners (current and prospective), the terms of current and pending deals, sales data, and sales projections, research, research proposals, unpublished results and reports, and contact and other information regarding suppliers, vendors and consultants.  “Confidential Information” also includes all tangible and intangible property of the Company, its licensors, customers or clients, including intellectual property of the Company related to its products, business or services, which is known, used or disclosed to Employee as a consequence of employment by the Company or discovered or developed by Employee during his employment by the Company, including, but not limited to, trade secrets, designs, devices, techniques, sketches, drawings, models, inventions, improvements, ideas, concepts, discoveries, processes, methods of operation, know-how, expressions of ideas and systems, software, software source documents, microcode and source code, routines, sub-routes and algorithms, structure, sequence and organization of computer programs, specifications, and information related to research, development, manufacturing, purchasing, accounting, systems development, marketing, merchandising and selling, and other related data, whether or not patentable or copyrightable.  “Confidential Information” does not include information that (i) can be demonstrated by clear and convincing evidence to have already been in Employee’s possession from a source other than the Company, provided that such information was not acquired through any violation of law or other legal obligation, and provided that such information is not subject to another obligation of secrecy, and (ii) becomes generally known to the public or in the industry other than as a result of a disclosure in violation of an obligation to keep such information confidential.

(b)           Employee agrees that he has an obligation to and warrants that, as of Unigene’s close of business on his Separation Date, he has returned all originals and all copies of all documents and records made or compiled by him and/or made available to him or provided to him during the period of his employment with Unigene that contain Confidential Information or other business information belonging to the Company and/or any of the Released Parties, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media and whether or not labeled or identified as confidential, proprietary or trade secret.  Employee further represents and warrants that he has not, and will not, directly or indirectly, at any time, now or ever in the future, download, print, copy, electronically transmit, disclose, release or retain any such information for his own personal use or any other purposes for his own benefit or the benefit of any third party.

(c)           In addition to returning all originals and copies (in whatever format) of all Confidential Information and other business information belonging to the Company and/or any of the Released Parties, Employee agrees that he has an obligation to and warrants that he has returned all Unigene property and materials including, but not limited to, credit cards, calling cards, keys, keyfobs, identification badges, files, records, samples, computer disks, laptop computers, printers, personal digital assistants, and cellular telephones.

(d)           To the extent that Employee has transferred any Confidential Information or other business information belonging to any of the Released Parties to any personal computer equipment or any other personal electronic storage device, he warrants that he has returned to Unigene true and complete copies of the same and has thereafter fully deleted and otherwise properly disposed of and appropriately removed all electronic copies of the same from his personal computer equipment or other electronic devices in a manner reasonably performed to effectively prevent the disclosure of any sensitive personal data and/or other Confidential Information belonging to the Company.

12.	Non-Disparagement.

Employee represents, warrants and agrees that he has not and shall not, now or ever in the future, publicly or privately, make, verbally or in writing, any false, disparaging, derogatory, defamatory, or otherwise inflammatory remarks about any of the Released Parties, or the conduct, operations or financial condition or business practices, policies or procedures of any of the Released Parties or the Company’s management personnel to any third party, and that he has not and will not make or solicit any comments, statements, or the like to the media or to others that may be considered derogatory or detrimental to the good name and business reputation of Unigene, its management personnel, and/or any of the other Released Parties.

13.	Cooperation.

Employee agrees to cooperate reasonably and in good faith with the Company as may be necessary to respond to any inquiries that may arise with respect to matters that he was responsible for or involved with during his employment with Unigene.  He further agrees to cooperate reasonably and in good faith with the Released Parties in connection with any defense, prosecution or investigation concerning any actual or potential litigation or administrative proceeding in which he may be involved or may become involved as a party, non-party or witness.

14.	Responsibility for Taxes.

Employee acknowledges and agrees that he has not been provided any advice by any of the Released Parties regarding the tax or withholding consequences of the payments and other benefits provided under this Separation Agreement under any federal, state or local tax or withholding laws or regulations.  He further agrees that he will be solely responsible for all of his own tax liabilities and consequences arising under all federal, state or withholding laws or regulations which may result from his receipt of the Severance Amount and the COBRA Subsidy and holds the Released Parties harmless from and indemnifies them for any costs, fines, interest or penalties resulting from such laws or regulations. Additionally, he agrees that the Released Parties shall not be required to pay any further sum to him, even if such tax or withholding consequences are not foreseeable to him at the time he signs this Separation Agreement or are ultimately assessed in a manner which he does not anticipate at the time he signs this Separation Agreement.

15.	Successors and Assigns.

This Separation Agreement shall not be assignable by Employee and will be binding upon and inure to the benefit of him and his heirs, administrators, representatives, and executors.  This Separation Agreement shall be freely assignable by Unigene without restriction and shall be deemed automatically assigned by the Company with Employee’s consent in the event of any sale, merger, share exchange, consolidation or other business reorganization.  This Separation Agreement shall be binding upon, and shall inure to the benefit of, Unigene’s successors and assigns.

16.
Consultation With Counsel; Reasonable Time to Consider Separation Agreement During Review Period; Knowing and Voluntary Acceptance of this Separation Agreement; Right and Time to Revoke; Effective Date.

(a)          Employee acknowledges that, through this writing, Unigene has advised him to consult with an attorney of his own choosing before signing this Separation Agreement, that the time afforded to him to consider the terms of this Separation Agreement provides him a full and fair opportunity to thoroughly discuss all aspects of his rights and this Separation Agreement with his attorney to the extent he elects to do so, and that he has, in fact, so consulted her attorney or knowingly waived the right to consult her attorney.

(b)          Employee warrants that he has carefully read and fully understands all of the terms and provisions contained in this Separation Agreement, he is physically and emotionally competent and of sound mind to execute this Separation Agreement, and he is knowingly and voluntarily signing this Separation Agreement of his own free will, act and deed.  He further represents and warrants that he has made such investigation of the facts pertaining to this Separation Agreement and all matters contained herein as he deems necessary, desirable and appropriate, and agrees that the release provided for herein shall remain in all respects effective and enforceable and not subject to termination or rescission by reason of any later discovery of new, different or additional facts.

(c)          Employee understands that he has twenty-one (21) calendar days from his receipt of this Separation Agreement to review and consider this Separation Agreement before signing it, except that if the twenty-first (21st) calendar day after he received this Separation Agreement falls on a Saturday, Sunday or holiday observed by Unigene, he shall have until the conclusion of the immediately next business day (the “Review Period”).  He further understands that he may use as much of the Review Period as he wishes before signing this Separation Agreement and that he may use all of the Review Period.  Employee additionally agrees that any material or immaterial changes to this Separation Agreement will not restart the running of the Review Period.

(d)          Employee understands that he may elect to accept this Separation Agreement by sending a signed and dated and witnessed original to the attention of Unigene’s Director, Human Resources, postmarked no later than the last day of the Review Period. To the extent that Employee signs this Separation Agreement and returns it to the Company prior to the expiration of the Review Period, he warrants that he has voluntarily and knowingly waived the remainder of the Review Period and that his decision to accept a shortened period of time was not induced by any of the Released Parties through fraud, misrepresentation, a threat to withdraw the offer or alter the offer prior to the expiration of the Review Period, or by providing different terms to workers who sign releases prior the expiration of such periods.  If Employee fails to sign this Separation Agreement and return the executed original by the close of business on the last day of the Review Period, this Separation Agreement will be deemed null and void and Employee will not be entitled to receive any of the payments or other benefits offered to him hereunder.

(e)          Employee also understands that, following his execution of the Separation Agreement, he will have a period of seven (7) calendar days to revoke this Separation Agreement by delivering written notification of any such revocation to Unigene’s General Counsel no later than the close of business on the seventh (7th) calendar day after he signs it, except that if the seventh (7th) calendar day after he signs the Separation Agreement falls on a Saturday, Sunday or holiday observed by Unigene, he shall have until the conclusion of the immediately next business day (the “Revocation Period”).  If Employee revokes this Separation Agreement during the Revocation Period, the Separation Agreement will not be effective and enforceable and he will not be entitled to receive any of the payments or other benefits described in Section 6 and its subparagraphs above.

(f)           For purposes of this Separation Agreement, the “Effective Date” as used herein shall mean the first (1st) calendar day after the Revocation Period expires, provided that a notice of revocation has not first been timely served upon the Company by Employee prior to that date.

17.	Governing Law and Venue.

This Separation Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of New Jersey, exclusive of any choice of law rules.  Any dispute concerning this Separation Agreement shall be brought in, and the parties hereby consent to the personal jurisdiction of, the state and federal courts of the State of New Jersey (to the extent that subject matter jurisdiction exists only).

18.	Severability.

Employee agrees that the terms and provisions of this Separation Agreement are severable and shall be deemed to consist of a serious of separate covenants.  He further agrees that, should any separate term, covenant, word, clause, phrase, sentence, paragraph or provision of this Separation Agreement be declared or found void, illegal, invalid or unenforceable by a court of competent jurisdiction, the same shall be modified by the court to make it enforceable and/or severed from this Separation Agreement but all other terms, covenants words, clauses, phrases, sentences, paragraphs and provisions shall remain in full force and effect.

19.	Proper Construction.

(a)          The language of all parts of this Separation Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

(b)          As used in this Separation Agreement, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

(c)          The paragraph headings used in this Separation Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

(d)          The parties also agree that the terms of this Separation Agreement were reached following arms-length negotiations and shall not be construed against the drafter in any respect.

20.	Amendments.

This Separation Agreement may be modified, altered or terminated only by an express written agreement between Unigene and Employee which agreement must be signed by both parties or their duly authorized agents, and expressly reference and attach a copy of this Separation Agreement in order to be effective.

21.	Entire Agreement.

This Separation Agreement comprises the entire agreement between Employee and the Company and fully supersedes any and all prior agreements or understandings between the parties pertaining to its subject matter.

IN WITNESS WHEREOF, intending to be forever legally bound hereby, the parties have executed this Separation Agreement, being twelve (12) pages in total length plus its Acknowledgment Page, on the dates set forth below:

Dated: April 4, 2012	By: /s/ David Moskowitz

David Moskowitz

Unigene Laboratories, Inc.

Dated: April 4, 2012	By: /s/ Pam Cantor
Pam Cantor
Director, Human Resources